Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of InterMune, Inc. pertaining to the 2000 Non-Employee Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan of InterMune, Inc. of our report dated February 1, 2002, except for Note 16, as to which the date is March 13, 2002, with respect to the consolidated financial statements and schedule of InterMune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Palo Alto, California

January 31, 2003